Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION ACTIONS

ON NON-PERFORMING ASSETS GENERATE LOSS

IN FOURTH QUARTER & FULL YEAR 2013

BILOXI, MS (January 22, 2014)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported a loss of $883,000 for the quarter and $538,000 for the full year ended December 31, 2013, due primarily to actions on certain non-performing assets, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Loss per weighted average share totaled $.17 for the fourth quarter and $.10 for all of 2013. Per share figures are based on weighted average shares outstanding of 5,123,186 and 5,128,889 for the quarter and year ended December 31, 2013, respectively.

“In December, we announced the painful but prudent decision to take final action on a few large credit problems on our books,” said Swetman. “As it so often happens, strong medicine tastes terrible but proves therapeutic in the long run. Our senior management team and board are confident these steps will purge our balance sheet and position us firmly for positive growth in the future,” he said.

In December, 2013, the company announced a number of transactions, including the sale of property in the Other Real Estate portfolio that reduced earnings by $413,000, net of taxes; the sale of a gaming loan that increased earnings by $1,005,000, net of taxes, and an additional provision for loan loss of $4,600,000 that reduced earnings by $3,036,000 net of taxes.

Non-accrual loans at the end of 2013 decreased by 51% from the year before, largely due to the actions taken in fourth quarter. The allowance for loan losses on December 31, 2013, was $8,934,000, slightly higher than the allowance of $8,857,000 on December 31, 2012. The allowance represented 2.38% of all loans outstanding at the end of 2013, compared to 2.05% at the end of 2012.

“Our primary capital ratio at the end of 2013 totaled 13.64%, well in excess of regulatory minimums,” said Swetman.

Founded in 1896, with $762 million in assets as of December 31, 2013, The Peoples Bank operates 17 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net interest income	$7,279	$5,653	$23,509	$22,561
Provision for loan losses	5,042	1,893	9,661	4,264
Non-interest income	2,229	2,209	9,067	9,529
Non-interest expense	6,614	5,139	25,654	25,277
Income taxes	(1,265)	5	(2,201)	(92)
Net income	(883)	825	(538)	2,641
Earnings per share	(.17)	.16	(.10)	.51

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Allowance for loan losses, beginning of period	$11,696	$7,088	$8,857	$8,136
Recoveries	80	30	538	133
Charge-offs	(7,884)	(154)	(10,122)	(3,676)
Provision for loan losses	5,042	1,893	9,661	4,264

Allowance for loan losses, end of period	$8,934	$8,857	$8,934	$8,857

ASSET QUALITY

	December 31,
	2013	2012
Allowance for loan losses as a percentage of loans	2.38%	2.05%
Loans past due 90 days and still accruing	$651	$1,445
Nonaccrual loans	26,171	53,891

PERFORMANCE RATIOS

	December 31,
	2013	2012
Return on average assets	(.07%)	.32%
Return on average equity	(.51%)	2.40%
Net interest margin	3.34%	3.11%
Efficiency ratio	112%	91%
Primary capital	13.64%	14.71%

BALANCE SHEET SUMMARY

	December 31,
	2013	2012
Total assets	$762,264	$804,912
Loans	375,349	431,083
Securities	293,678	271,831
Other real estate (ORE)	9,630	7,008
Total deposits	425,558	475,719
Total federal funds purchased	139,639	194,234
Shareholders’ equity	99,147	110,754
Book value per share	19.35	21.56
Weighted average shares	5,128,889	5,136,918